Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP LTD. COMPLETES EXCHANGE OF SENIOR CONVERTIBLE NOTES

     MIAMI, FL, June 30, 2009 — Vector Group Ltd. (NYSE: VGR) announced today that it has issued $106.94 million aggregate principal amount of its 6.75% Variable Interest Senior Convertible Exchange Notes due 2014 (the “New Notes”) in exchange for $99.94 million aggregate principal amount of its 5% Variable Interest Senior Convertible Notes due 2011(the “Old Notes”), valued at 107% of principal amount.
     The New Notes that were issued will mature on November 15, 2014. The Company will redeem on June 15, 2014 and at the end of each interest accrual period thereafter an additional amount, if any, of the New Notes necessary to prevent the New Notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code.
     The New Notes are convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $17.06 per share, which is equal to a conversion rate of approximately 58.6063 shares of common stock per $1,000 principal amount of New Notes, subject to adjustment.
      Interest on the New Notes is payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2009. The New Notes accrue interest at 3.75% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the New Notes are convertible on such record date (such additional interest, on an annualized basis, the “Additional Interest Payment,” and the sum of 3.75% per annum of the outstanding principal amount of the notes plus the Additional Interest Payment, being the “Total Interest”). Notwithstanding the foregoing, annual interest payable shall be the higher of (i) the Total Interest or (ii) 6.75% per annum of such outstanding principal amount.
     The Old Notes that were exchanged matured on November 15, 2011. In addition, the holders of the Old Notes had the right to require the Company to repurchase some or all of their Old Notes on November 15, 2009. The Old Notes were convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $15.96 per share, subject to adjustment. The Old Notes accrued interest at 5% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Old Notes are convertible on such record date.
     “We are pleased to have completed the exchange of these senior convertible notes,” said Howard M. Lorber, President and Chief Executive Officer of Vector Group Ltd. “This exchange is a positive development for our Company, as the newly issued notes have an extended maturity date and a lower cash interest cost. We will continue to take advantage of opportunities to further enhance Vector Group’s strong financial position.”
     The Company issued the New Notes to the holders in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Pursuant to such exemption, the New Notes are freely tradable upon exchange. No holder of any Old Note has made or will make any cash payment to the Company in connection with the exchange of notes.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
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